Exhibit 99.1

ROBERT FUNARI JOINS NXSTAGE BOARD OF DIRECTORS

LAWRENCE, Mass., January 24, 2013 — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today announced that Robert G. Funari, most recently Chairman of Crescent Healthcare, has been appointed to its Board as an independent director.

Mr. Funari served as Chairman and Chief Executive Officer of Crescent Healthcare, a Walgreens Company providing integrated pharmacy and nursing solutions in alternate site settings from 2004 to 2012. Prior to joining Crescent, Mr. Funari was Executive Vice President and Chief Operating Officer (1993-1996) at Syncor International Corporation, a publicly-traded radiopharmacy services company, where he also served as President and Chief Executive Officer (1996-2003). Mr. Funari was Executive Vice President and General Manager of the Drug Company for McKesson, Inc. and spent more than 18 years in a broad range of leadership positions at Baxter International.

“With more than 40 years of executive leadership, particularly in the healthcare industry, and a proven track record of strategic planning and implementation, Bob will be valuable in helping us advance our strategic initiatives to build shareholder value for the future,” said Jeffrey Burbank, Chief Executive Officer, NxStage Medical, Inc.

Funari remarked, “NxStage has the technology, talent and resources to make significant advancements in the delivery of renal care for the benefit of dialysis patients around the world. I believe that the Company is committed to strategic, patient and market-focused initiatives that will enable it to build on its position as one of the most innovative and disruptive technologies in renal care. I look forward to working with Jeff Burbank and the rest of the team at NxStage.”

Mr. Funari served as a director of Beckman Coulter, Inc., a diagnostics and life sciences company, from 2005 to 2011, as well as director of Pope and Talbot, Inc. from 2001 to 2008. He also served as director of First Consulting Group from 2004 to 2008 and director of Bay Cities National Bank from 1994 to 2011 where he also served as chairman from 2007 to 2011. He currently sits on the board of directors of a number of non-profit and private companies and is a member of the RAND Healthcare Board of Advisors.

Mr. Funari holds a B.S. from Cornell University and a M.B.A. from Harvard Business School. Mr. Funari received the Ernst & Young Entrepreneur Of The Year 2010 Award in the Turnaround category in Orange County/Desert cities.

About NxStage Medical

NxStage Medical, Inc. (Nasdaq:NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. NxStage is leading the development of the home hemodialysis market in the US with the only portable hemodialysis machine, the System One, cleared for home use by the FDA. For more information on NxStage and its products, please visit the company’s website at http://www.nxstage.com/.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those that are discussed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. NxStage is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.